EXHIBIT 10.4

SEPARATION AGREEMENT AND RELEASE

SUMMARY OF TERMS

Employee	Frank Gibeau

Employment Start Date:	On or about October 22, 1991

Separation Date:	May 18, 2015

Agreement Date:	May 18, 2015

Effective Date of Agreement:	The eighth (8th) day after the Agreement is signed by Employee

Deadline for Employee’s Signature:	June 8, 2015

Separation Pay:	$390,385.00 (gross)

Additional Separation Pay in Lieu of FY15 Bonus:	$816,000.00 (gross)

Payment Date:	7 days from the Effective Date of Agreement or on Separation Date, whichever is later

Stock Vesting to Continue Through:	May 18, 2015

Health Benefits Continue Through:	August 31, 2015

Separation Agreement and Release	1	Frank Gibeau
California (Over 40 - 21 Days) (Rev. August 2014)

SEPARATION AGREEMENT AND MUTUAL RELEASE

This SEPARATION AGREEMENT AND MUTUAL RELEASE (this “Agreement”), including and incorporating by reference the attached Summary of Terms and the definitions for the capitalized terms set forth therein, is made by and between Electronic Arts Inc., a Delaware corporation, with its principal place of business at 209 Redwood Shores Parkway, Redwood City, California 94065-1175 (“EA”) and Employee. This Agreement is made as of the Agreement Date and shall become effective as of the Effective Date.

A.    Employee has been employed by EA since the Employment Start Date.

B.    The Employee’s employment with EA terminated as of the Separation Date.

C.    EA and Employee desire to reach an agreement as to the rights, benefits and obligations of the parties arising out of Employee’s employment by EA and the severance of such employment.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, EA and Employee agree as follows:

1.    Employee’s Separation from Employment. The relationship between Employee and EA shall cease to exist as of the Separation Date.

2.    Separation Payment To Employee. In consideration for Employee’s execution, and fulfillment of the terms and conditions of this Agreement, EA will pay Employee the Separation Pay and the Additional Separation Pay in Lieu of FY15 Bonus on the Payment Date. Any payments made pursuant to this Agreement will be in gross amounts and subject to all applicable deductions and withholdings. In addition, those benefits listed in the Summary of Terms will continue to be provided by EA for the period specified therein. Further, should Employee properly elect to continue EA health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), EA will pay for COBRA health benefits through the health benefits date designated in the Summary of Terms unless employee becomes eligible for other health insurance benefits at the expense of a new employer, or becomes otherwise covered under another group health plan. EA will pay the health benefits at the same level EA had paid for Employee’s health coverage at the time of Employee’s termination.

3.    Equity Awards.  Through and including the Separation Date, Employee will have vested in the shares of Company’s common stock as set forth in Exhibit A, which shares are owned solely by Employee and not subject to any restrictions or other clawback rights on behalf of the Company other than as set forth in the terms of the awards. (As of the date of this Agreement, the Company confirms that it is not aware of any facts or circumstances that would enable any of Employee’s equity awards or vested shares to be cancelled or clawed back due to “Contributing Misconduct” (as such term is defined in the applicable equity award agreements).)

Separation Agreement and Release	2	Frank Gibeau
California (Over 40 - 21 Days) (Rev. August 2014)

In addition, Employee has vested in the number of stock options set forth in Exhibit A, which options remain outstanding and exercisable pursuant to the terms of the awards and applicable equity plan. For purposes of determining continued exercisability of vested options, Employee’s termination of employment is due to “Retirement” (as such term is defined in the applicable option agreement). Any equity awards that are unvested on the Separation Date will be forfeited permanently on that date and never will become vested.

4.    Payment of Salary and Receipt of All Benefits. Except for Employee's final paycheck (including any accrued, but unused, Paid Time Off as of the Separation Date) and the amounts set forth in the Summary of Terms, Employee acknowledges and agrees that EA has already paid to Employee any and all undisputed wages, salary, bonuses, accrued, but unused, paid time off, reimbursable expenses, and any and all other benefit payments and/or other payments or compensation earned by Employee, and that no further payments or amounts are owed or will be owed. Employee further agrees that, to the extent there is any claim for unpaid wages, there is a bona fide and good-faith dispute as to whether such wages are due, and, based on this dispute and the consideration provided to Employee under this Agreement, Employee releases and waives any and all claims regarding any alleged unpaid wages and any corresponding penalties, interest, or attorneys’ fees. Employee further acknowledges and agrees that the amounts and benefits listed in the Summary of Terms exceed that to which Employee would be entitled under EA’s policies, practices, and benefit plans, if any.

5.    Tax Payments. EA makes no representations or warranties with respect to the tax consequences of the payments provided to Employee under the terms of this Agreement. Employee agrees and understands that with respect to the payments made by EA under this Agreement, Employee is responsible for payment of any applicable taxes due and owning on such payments, as well as any additional sums or penalties attributable to him for his failure to pay any taxes for which he is responsible. Employee further agrees to indemnify and hold EA harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments or recoveries by any government agency against EA for any amounts claimed due on account of: (a) Employee’s failure to pay, or Employee’s delayed payment of, applicable taxes for which Employee has the responsibility to pay or (b) damages sustained by EA by reason of any such claims arising from Employee’s failure to pay applicable taxes for which the Employee has the responsibility to pay, including attorneys’ fees and costs arising therefrom.

6.    Release of EA. In consideration of the obligations of EA described in Section 2 above, Employee hereby completely releases and forever discharges EA, its subsidiary, predecessor, successor, and related corporations, divisions and entities, and its and each of their current and former officers, directors, employees, agents, investors, attorneys, shareholders, founders, administrators, affiliates, divisions, and assigns (collectively referred to as “Releasees”) from any and all legally waivable claims, complaints, rights, duties, obligations, demands, actions, liabilities and causes of action of any kind whatsoever, whether presently known and unknown, suspected or unsuspected, which Employee may have or have ever had against Releasees (“claims”) including without limitation all claims arising from or connected with Employee’s employment by EA and his or her separation from employment, whether based in common law, tort, or contract (express or implied), or on federal, state or local laws or

Separation Agreement and Release	3	Frank Gibeau
California (Over 40 - 21 Days) (Rev. August 2014)

regulations, up until and including the Effective Date, any and all claims arising out of any dispute over tax withholding on the payments provided to Employee pursuant to this Agreement, and any and all claims for attorneys’ fees and costs. Employee has been advised that Employee’s release does not apply to any rights or claims that may arise after the Effective Date. This release also does not apply to claims that cannot be released as a matter of law.

Employee understands and agrees that this is a final release and that Employee is waiving all rights now or in the future to pursue any remedies available under any employment related cause of action against Releasees, including without limitation claims of wrongful discharge, emotional distress, defamation, harassment, discrimination, retaliation, breach of contract or covenant of good faith and fair dealing, claims under Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, the Civil Rights Act of 1866, as amended, the Americans with Disabilities Act (“ADA”), the Age Discrimination in Employment Act (“ADEA”), the Family and Medical Leave Act (“FMLA”), the California Family Rights Act (“CFRA”), the California Fair Employment and Housing Act (“FEHA”), the Employee Retirement Income Security Act, and any other laws and regulations relating to employment and that are waivable in accordance with applicable laws. Employee further acknowledges and agrees that Employee has received all leave to which Employee is entitled under all federal, state, and local laws and regulations related to leave from employment, including, but not limited to, the FMLA, the CFRA, and California worker’s compensation and paid family leave laws. Notwithstanding, nothing herein shall be deemed to limit Employee’s rights, if any, to indemnification and/or advancement under any applicable law, EA’s articles or bylaws, indemnification agreement, or insurance policy.

7.    Release of Employee. In consideration of the obligations of Employee set forth in this Agreement, EA hereby completely releases and forever discharges Employee(on his own behalf and on behalf of his respective heirs, family members, executors, agents, trusts, and assigns (collectively, “Employee Releasees”) from any and all legally waivable claims, complaints, rights, duties, obligations, demands, actions, liabilities and causes of action of any kind whatsoever, whether presently known and unknown, suspected or unsuspected, which EA may have or have ever had against Employee Releasees (“claims”) including without limitation all claims arising from or connected with Employee’s employment by EA and his separation from employment, whether based in common law, tort, or contract (express or implied), or on federal, state or local laws or regulations, up until and including the Effective Date, , and any and all claims for attorneys’ fees and costs. Notwithstanding any release provided for herein, this Agreement shall not serve to release any claims by the Company against Employee for any claims relating to fraud, embezzlement, misappropriation of the Company’s trade secrets, or conduct that is violative of criminal law. Moreover, this release does not extend to any obligations incurred under this Agreement. Furthermore, this release does not release claims that cannot be released as a matter of law. Employee has been advised that Employee’s release does not apply to any rights or claims that may arise after the Effective Date.

8.    Waiver of California Civil Code. Employee and EA hereby expressly waive the provision of California Civil Code Section 1542 which provides as follows:

Separation Agreement and Release	4	Frank Gibeau
California (Over 40 - 21 Days) (Rev. August 2014)

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by his or her must have materially affected his or her settlement with the debtor.

Employee and EA acknowledge that the waiver of this Section of the California Civil Code set forth above is an essential and material term of this release, and that Employee and EA have each read this provision, and intends these consequences even as to unknown claims which may exist at the time of this release.

9.    No Pending Lawsuits or Cooperation. Employee represents that Employee has no lawsuits, administrative charges, claims or actions pending in his name, or on behalf of any other person or entity, against EA or any of the other Releasees. EA similarly represents that EA has no lawsuits, administrative charges, claims or actions pending in its name, or on behalf of any other person or entity, against Employee or any of the other Employee Releasees. Employee agrees that, consistent with applicable laws, Employee will not knowingly encourage, counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, grievances, claims, charges or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so, and to notify EA within three (3) business days of receipt of any such subpoena.

10.    Covenant Not to Sue. Subject to Paragraph 6, 7 & 8 above, Employee and EA each agree that at no time in the future will either party file or maintain any charge, claim or action of any kind, nature and character whatsoever against the other party or their respective releasees, or cause or knowingly permit, on the either party’s behalf, any such charge, claim or action to be filed or maintained, in any federal, state or municipal court, administrative agency or other tribunal, arising out of any of the matters covered by this Agreement. If Employee initiates any lawsuit or other legal proceeding in contravention of this covenant not to sue, Employee shall be required to immediately repay to EA the full consideration paid to Employee pursuant to Paragraph 2 this Agreement, regardless of the outcome of Employee’s legal action. This Paragraph does not apply to Employee’s right to file or participate in any charge before the United States Equal Employment Opportunity Commission (“EEOC”), with the understanding that Employee cannot recover any monetary relief from EA for any such claims.

11.    Nondisclosure of Agreement. You and the Company understand and agree that this Agreement will need to be filed with the Securities and Exchange Commission and that its confidentiality cannot be protected. Except as otherwise agreed to by the parties hereto in writing, until the Agreement is publicly filed or described by the Company, the contents, terms and conditions of this Agreement must be kept confidential by you and may not be disclosed except to your spouse, accountant, or attorneys or pursuant to subpoena or court order and except to the extent disclosed by the Company publicly pursuant to applicable laws and regulations. You and the Company (on behalf of itself, its executive officers and directors) agree that if any such party is asked for information concerning this Agreement, that party will direct them to review the Company's public filings related thereto. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement.

Separation Agreement and Release	5	Frank Gibeau
California (Over 40 - 21 Days) (Rev. August 2014)

12.    Return of Property and Confidentiality. Employee represents that within ten (10) business days from the Separation Date, Employee will return to EA, and will thereafter not possess, any records, documents, specifications, or any confidential material or any equipment or other property of EA. Employee further represents that Employee has complied with and will continue to comply with the terms of any New Hire/Proprietary Information Agreement (“Proprietary Information Agreement”), signed by Employee, and will preserve as confidential all confidential information pertaining to the business of EA and its customers, licensees and affiliates. Employee acknowledges and agrees that the Proprietary Information Agreement will continue in full force and effect following his separation from the employ of EA.

13.    Non-Solicit. For a period of one year after the Effective Date, Employee agrees not to directly or indirectly solicit any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company.

14.    Mutual Non-Disparagement.    Without limiting the foregoing, for a period of one year after the Effective Date, Employee agrees to refrain from any disparagement, defamation, libel, or slander of EA, and agrees to refrain from any tortious interference with the contracts and relationships of any of EA. For a period of one year after the Effective Date, EA agrees to refrain from making any disparagement, defamation, libel, or slander of Employee. Employee understands that EA’s obligations under this paragraph extend only to EA’s current executive officers and members of its Board of Directors and only for so long as each officer or member is an employee or Director of the Company. The parties agree that the provisions of this Section 14 are material terms of this Agreement.

15.    Employee agrees that Employee will reasonably cooperate with EA, its agents, and its attorneys with respect to any matters in which Employee was involved during Employee’s employment with EA or about which Employee has information, will provide upon request from EA all such information or information about any such matter, will make himself available to assist with any litigation or potential litigation relating to Employee’s actions as an EA employee, and will testify truthfully in any legal proceeding related to his or her employment with EA.

16.    No Lien or Assignment By Employee. Employee warrants and represents that there are no liens or claims of lien in law or equity or otherwise of or against any of the claims or causes of action released herein. Employee acknowledges and agrees that this Agreement, and any of the rights hereunder, may not be assigned or otherwise transferred, in whole or in part by Employee.

17.    Arbitration. Any and all controversies arising out of or relating to the validity, interpretation, enforceability, or performance of this Agreement will be solely and finally settled by means of binding arbitration in the State of California in accordance with the Employment Arbitration Rules & Procedures of the Judicial Arbitration & Mediation Services (JAMS) in effect at the time of filing of the demand for arbitration or the California Code of Civil Procedure, with each party being responsible for its own attorneys’ fees and costs of arbitration. The prevailing party shall be entitled to injunctive relief to enforce the arbitration award. The

Separation Agreement and Release	6	Frank Gibeau
California (Over 40 - 21 Days) (Rev. August 2014)

parties hereby agree to waive their right to have any dispute under this Agreement resolved by a judge or jury.

18.    Equitable Relief. Each party acknowledges and agrees that a breach of any term or condition of this Agreement may cause the non-breaching party irreparable harm for which its remedies at law may be inadequate. Each party hereby agrees that the non-breaching party will be entitled, in addition to any other remedies available to it at law or in equity, to seek injunctive relief to prevent the breach or threatened breach of the other party’s obligations hereunder. Notwithstanding paragraph 17, above, the parties may seek injunctive relief through the civil court rather than through private arbitration if necessary to prevent irreparable harm.

19.    No Admission. The execution of this Agreement and the performance of its terms shall in no way be construed as an admission of guilt or liability by either Employee or EA. Both parties expressly disclaim any liability for claims by the other.

20.    Voluntary Execution. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of EA or any third party, with the full intent of releasing all of Employee’s claims against EA and any of the other Releasees. Employee represents that Employee has had an opportunity to consult with an attorney, if the Employee wishes, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by EA that are not specifically set forth in this Agreement.

21.    Section 409A. This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  Each payment or benefit to be provided under this letter agreement is intended to constitute a separate payment for purposes of Section 1.409A‑2(b)(2) of the Treasury Regulations.  Moreover, the payments and benefits under this Agreement are intended to fall within the “short-term deferral period” under Section 1.409A‑1(b)(4) of the Treasury Regulations and/or be made as a result of an involuntary separation from service under Section 1.409A‑1(b)(9)(iii) of the Treasury Regulations (to the extent the payments do not exceed the applicable limits set forth therein).  Employee and EA agree to work together in good faith to consider any amendments to this Agreement that are reasonably necessary or appropriate to avoid imposition of any additional tax or early income recognition under Section 409A.

22.    General. This Agreement represents the complete understanding of Employee and EA with respect to its subject matter. This Agreement will be construed and enforced in accordance with the laws of the State of California, without regard to choice-of-law provisions. Except as provided for in this Agreement, Employee hereby consents to personal and exclusive jurisdiction and venue in the State of California. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. Payments and benefits provided under this Agreement shall be made in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); to the extent any such payments or benefits are deemed to be deferred compensation

Separation Agreement and Release	7	Frank Gibeau
California (Over 40 - 21 Days) (Rev. August 2014)

subject to the Section 409A, the applicable provisions of this Agreement shall be applied, construed and administered so that such payments or benefits are provided in compliance with the applicable requirements of Section 409A. If any provision of this Agreement is held by a court of competent jurisdiction to be void or unenforceable for any reason, the remaining provisions of this Agreement shall continue with full force and effect.

23.    Consultation With Counsel and Time to Consider. Employee has been advised to consult an attorney before signing this Agreement. Employee acknowledges that Employee has been given the opportunity to consult with counsel of Employee’s choice before signing this Agreement, and that Employee is fully aware of the contents and legal effect of this Agreement. Employee further acknowledges that Employee has been given the right to consider this Agreement for up to twenty-one (21) days before signing it, and that if Employee signs this document before that twenty-one day period expires, Employee does so voluntarily and knowingly.

24.    Right to Revoke. Employee and EA have seven (7) days from the date Employee signs this Agreement to revoke it in a writing delivered to EA. After that seven day period has elapsed, this Agreement is final and binding on both Parties.

25.    Deadline for Execution. This Agreement will be void if not executed by Employee and received by EA by the Deadline for Employee’s Signature date set forth in the Summary of Terms.

26.    No Oral Modification.     This Agreement may only be amended in a writing signed by Employee and an authorized representative of EA.

27.    Protected Activity Not Prohibited.   Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging for a lawful purpose in any Protected Activity.  For purposes of this Agreement, “Protected Activity” shall mean filing a charge or complaint, or otherwise communicating, cooperating, or participating with, any state, federal, or other governmental agency, including the Securities and Exchange Commission, , and the National Labor Relations Board with the understanding that Employee cannot recover any monetary relief for any such claims, unless such a waiver is prohibited by law. Notwithstanding any restrictions set forth in this Agreement, Employee understands that he is not required to obtain authorization from the Company prior to disclosing information to, or communicating with, such agencies, nor is Employee obligated to advise the Company as to any such disclosures or communications.  Notwithstanding, in making any such disclosures or communications, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Proprietary Information Agreement to any parties other than the relevant government agencies.  Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.

Separation Agreement and Release	8	Frank Gibeau
California (Over 40 - 21 Days) (Rev. August 2014)

ELECTRONIC ARTS INC.		FRANK GIBEAU
By:	/s/ Jacob J. Schatz	By:	/s/ Frank Gibeau

Name:	Jacob J. Schatz	Name:	Frank Gibeau

	Senior Vice President, General Counsel & Corporate Secretary		May 21, 2015
Title:		Date:

Date:	May 21, 2015

Separation Agreement and Release	9	Frank Gibeau
California (Over 40 - 21 Days) (Rev. August 2014)

Exhibit A

Frank Gibeau

Total Common Shares Owned as of May 18, 2015 (including equity vested through May 18, 2015):
-    404,830

Total Vested Stock Options as of May 18, 2015 (including the stock options vested through May 18, 2015):
-    17,332

Total Equity Vested in May 2015 (through May 18, 2015):
-    Stock Options: 17,332
-    RSUs: 378,338
-    PRSUs: 145,005

Total Equity Forfeited on May 18, 2015:
-    Stock Options: 34,664
-    RSUs: 56,677
-    PRSUs: 90,010